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                                  EXHIBIT 3.3

                               ARTICLES OF MERGER
                                       OF
                          NASHVILLE COUNTRY CLUB, INC.
                                      INTO
                         TBA ENTERTAINMENT CORPORATION

         The undersigned corporation, organized and existing under and by virtue of the Tennessee Business Corporation Act, does hereby certify:

         FIRST: That an Agreement and Plan of Merger among Nashville Country Club, Inc., a Tennessee corporation, and TBA Entertainment Corporation, a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by Nashville Country Club, Inc. in accordance with the requirements of Section 48-21-104 of the Tennessee Business Corporation Act.

         SECOND: The Agreement and Plan of Merger is attached hereto as Exhibit A.

         THIRD: The Agreement and Plan of Merger was approved in accordance with the Tennessee Business Corporation Act by the affirmative vote of a majority of the votes entitled to vote on the matter.

         FOURTH: The Agreement and Plan of Merger was approved in accordance with the requirements of the Delaware General Corporation Law by the written consent of Nashville Country Club, Inc., the sole shareholder of TBA Entertainment Corporation.

         IN WITNESS WHEREOF, the undersigned authorized officer of Nashville Country Club, Inc. has executed these Articles of Merger on behalf of Nashville Country Club, Inc. this 8th day of September, 1997.

                                             NASHVILLE COUNTRY CLUB, INC.


                                             By: /s/ Thomas J. Weaver III
                                                ------------------------------
                                                 Thomas J. Weaver III,
                                                 Chief Executive Officer





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